Exhibit 99.1

Netlist Reports Third Quarter 2026 Results

Net sales rose 149% year over year to $105.1 million and included initial license fees from Samsung

Strengthened balance sheet with cash, cash equivalents and restricted cash rising to $327.7 million at quarter-end

IRVINE, CALIFORNIA, November 10, 2026 - Netlist, Inc. (OTCQB: NLST), a leading innovator in advanced memory and storage solutions, today reported financial results for the third quarter ended September 26, 2026.

Third Quarter 2026 Highlights:

•	Net sales for the third quarter of 2026 were $105.1 million, an increase of 149% compared to the third quarter of 2025
•	License fee revenue of $44.9 million was recognized in the third quarter of 2026 pursuant to the Samsung License Agreement, consisting of amortization of the upfront license fee and the first quarterly license fee.
•	Net product sales for the third quarter of 2026 were $60.2 million, an increase of 43% compared to the third quarter of 2025.
•	Gross margin for the third quarter of 2026 was 65.5%, an increase of over 61 percentage points compared to 4.4% in the third quarter of 2025, primarily reflecting license fee revenue, which has no associated cost of sales, and higher product gross margin.
•	Operating income in the third quarter of 2026 was $40.6 million, which improved from an operating loss of $7.2 million in the third quarter of 2025.
•	Net income for the third quarter of 2026 was of $85.4 million, or $0.22 per diluted share, compared to a net loss of $7.0 million, or $(0.02) per share, in the third quarter of 2025.
•	Cash, cash equivalents and restricted cash rose to $327.7 million at September 26, 2026 from $40.7 million at June 27, 2026, primarily due to the initial cash payment of $200 million and first quarterly payment of $27.5 million by Samsung.

“We are pleased to report our third consecutive quarter of significant year-over-year revenue growth and improved profitability led by both product sales and the recognition of license revenue under our Samsung agreement,” said Chief Executive Officer, C.K. Hong. “Year-over-year product revenue growth was driven by strong demand from customers in AI and data center applications.”

“Gross margins improved and was driven by our focus on higher margin opportunities,” said Gail Sasaki, Chief Financial Officer. “During the quarter, we substantially strengthened our balance sheet with the initial proceeds from our Samsung agreement and generated operating cash flow of $245 million.”

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, November 10, 2026 at 5:00 p.m. Eastern Time to review Netlist’s results for the third quarter ended September 26, 2026. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist is a leading innovator in advanced memory and storage solutions. With a rich portfolio of patented technologies, Netlist's inventions are foundational to the advancement of AI computing. To learn more about Netlist, please visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this news release include, without limitation, statements about Netlist's positioning to capitalize on next generation memory products, expected license revenue under its agreements with Samsung and Micron, and evaluations, implications of future growth or profitability and judgements regarding Netlist’s products and intellectual property portfolio. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. They reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others, risks: Netlist may not be able to collect amounts owed to it pursuant to its agreements with Samsung and Micron and the amount of quarterly license fees payable under the revenue-based formula, which may be subject to adjustment; Netlist may suffer adverse outcomes in its litigation with Google or in its various other active proceedings to defend the validity of its patents; related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio, which efforts may not be successful; that other patent infringement litigation initiated by Netlist, or by others against Netlist, may not be successful or resolve favorably for Netlist, particularly given the costs and unpredictability of any such litigation; associated with Netlist's product sales, including whether and how long the current market and demand for products sold by Netlist will persist or persist as expected and whether Netlist may successfully develop and launch new products that are attractive to the market; whether Netlist will continue to acquire components or products for resale on favorable terms; associated with the competitive landscape of Netlist's industry, general economic, political and market conditions, factory slowdowns and/or shutdowns, and changes in international trade and tariff policies. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's Annual Report on Form 10-K for the fiscal year ended December 27, 2025, filed with the SEC on March 19, 2026, Quarterly Report on Form 10-Q for the quarter ended June 27, 2026, filed with the SEC on August 11, 2026, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

Investor Relations Contacts:

Monica Gould The Blueshirt Group monica@blueshirtgroup.com Mike Smargiassi
The Plunkett Group
NLST@theplunkettgroup.com
(212) 739-6729

Gail M. Sasaki
Netlist, Inc., Chief Financial Officer
gsasaki@netlist.com
(949) 435-0025

NETLIST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	September 26,	December 27,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$317,685	$31,782
Restricted cash	10,000	10,300
Accounts receivable, net	4,969	2,411
Inventories	16,778	3,383
Prepaid expenses and other current assets	11,536	332
Total current assets	360,968	48,208

Property and equipment, net	285	300
Operating lease right-of-use assets	1,154	541
Deferred income taxes	89,088	—
Other assets	38,343	428
Total assets	$489,838	$49,477

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$71,145	$20,612
Revolving line of credit	—	1,788
Accrued payroll and related liabilities	1,320	852
Deferred revenue	78,405	30,570
Other current liabilities	650	818
Total current liabilities	151,520	54,640
Deferred revenue, noncurrent	179,641	—
Operating lease liabilities	716	23
Other liabilities	17	17
Total liabilities	331,894	54,680

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	379	308
Additional paid-in capital	424,581	357,001
Accumulated deficit	(267,016)	(362,512)
Total stockholders' equity (deficit)	157,944	(5,203)
Total liabilities and stockholders' equity	$489,838	$49,477

NETLIST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2026	2025	2026	2025
Net product sales	$60,194	$42,234	$274,931	$112,915
License fee	44,910	—	44,910	—
Net sales	105,104	42,234	319,841	112,915
Cost of sales(1)	36,247	40,396	205,712	108,385
Gross profit	68,857	1,838	114,129	4,530
Operating expenses:
Research and development(1)	1,054	822	3,205	2,548
Intellectual property legal fees	16,211	5,035	41,938	15,542
Selling, general and administrative(1)	11,021	3,131	18,511	9,604
Total operating expenses	28,286	8,988	63,654	27,694
Operating income (loss)	40,571	(7,150)	50,475	(23,164)
Other income, net:
Interest income, net	864	106	945	459
Other income, net	31	34	94	130
Total other income, net	895	140	1,039	589
Income (loss) before income tax benefit	41,466	(7,010)	51,514	(22,575)
Income tax benefit	(43,982)	—	(43,982)	—
Net income (loss)	$85,448	$(7,010)	$95,496	$(22,575)

Loss per common share:
Basic	$0.24	$(0.02)	$0.29	$(0.08)
Diluted	$0.22	$(0.02)	$0.26	$(0.08)
Weighted-average common shares outstanding:
Basic	356,097	292,557	331,046	280,229
Diluted	393,420	292,557	368,377	280,229

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$2	$12	$49	$62
Research and development	97	93	378	438
Selling, general and administrative	6,774	655	8,211	2,244
Total stock-based compensation	$6,873	$760	$8,638	$2,744

NETLIST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share amounts) (Unaudited)

	Nine Months Ended
	September 26,	September 27,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$95,496	$(22,575)
Adjustments to reconcile net income (loss) to net cash provied by (used in) operating activities:
Depreciation and amortization	216	212
Non-cash lease expense	386	418
Gain on forgiveness of payables	(94)	(630)
Stock-based compensation	8,638	2,744
Deferred income taxes	(89,088)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,558)	(2,483)
Inventories	(13,395)	(14,821)
Prepaid expenses and other assets	154	(11,031)
Accounts payable	17,672	(5,024)
Accrued payroll and related liabilities	468	57
Deferred revenue	227,476	26,934
Other liabilities	(380)	(1,796)
Net cash provided by (used in) operating activities	244,991	(27,995)
Cash flows from investing activities:
Acquisition of property and equipment	(185)	(25)
Net cash used in investing activities	(185)	(25)
Cash flows from financing activities:
Net borrowings (repayments) under line of credit	(1,788)	2,207
Payments on notes payable	(438)	(537)
Proceeds from issuance of common stock, net	1,000	12,571
Proceeds from exercise of stock options and warrants	42,023	75
Payments for taxes related to net share settlement of equity awards	—	(59)
Net cash provided by financing activities	40,797	14,257
Net change in cash, cash equivalents and restricted cash	285,603	(13,763)
Cash, cash equivalents and restricted cash at beginning of period	42,082	34,607
Cash, cash equivalents and restricted cash at end of period	$327,685	$20,844

Reconciliation of cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$317,685	$10,544
Restricted cash	10,000	10,300
Cash, cash equivalents and restricted cash at end of period	$327,685	$20,844